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                                                             EXHIBIT 23.1 B

                      Consent of Independent Auditors

The Board of Directors

 VerticalNet Inc.:

  We consent to the use of our report dated August 21, 1998, with respect to the balance sheet of Informatrix Worldwide, Inc. as of December 31, 1997, and the related statements of operations, shareholders' deficit, and cash flows for the period from October 15, 1997 (inception) through December 31, 1997, which report is included herein and to the reference to our firm under the heading "Experts" and "Selected Financial Data" in the prospectus.

                                          KPMG LLP

Philadelphia, Pennsylvania

January 21, 1999